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Exhibit 3.15

AMENDED AND RESTATED
CERTIFICATE OF LIMITED PARTNERSHIP
OF
CROSSTEX HOLDINGS, L.P.

Formed on April 21, 2003
Certificate No. 3649633

        In accordance with Section 17-210 of the Delaware Revised Uniform Limited Partnership Act, Crosstex Management Holdings, L.P., a Delaware limited partnership (the "Partnership"), hereby files this Amended and Restated Certificate of Limited Partnership in order to amend its original Certificate of Limited Partnership filed on April 21, 2003. The purpose of this Amended and Restated Certificate of Limited Partnership is (i) to change the Partnership's name from "Crosstex Management Holdings, L.P." to "Crosstex Holdings, L.P." and (ii) to reflect a change in the name of its general partner from "Crosstex Management Holdings GP, LLC" to "Crosstex Holdings GP, LLC". The Partnership hereby states and certifies as follows:

I.
The name of the limited partnership is Crosstex Holdings, L.P.

II.
The address of the partnership's registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of the partnership's registered agent for service of process in the State of Delaware at such address is The Corporation Trust Company.

III.
The name and mailing address of the sole general partner are as follows:

Name	Mailing Address
Crosstex Holdings GP, LLC	2501 Cedar Springs Suite 600 Dallas, Texas 75201

        IN WITNESS WHEREOF, the undersigned general partner of the Partnership has duly executed this Amended and Restated Certificate of Limited Partnership of Crosstex Holdings, L.P., as of October 15, 2003.

CROSSTEX HOLDINGS GP, LLC
By:	/s/ LESLIE J. WYLIE Leslie J. Wylie Vice President—Legal and Administration

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  Exhibit 3.15
AMENDED AND RESTATED CERTIFICATE OF LIMITED PARTNERSHIP OF CROSSTEX HOLDINGS, L.P.